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                                                                   EXHIBIT 10.21
                                  PRIVILEGEONE
                           PROFIT SHARING ARRANGEMENT


                                   BACKGROUND

     Calton, Inc. (the "Company") previously agreed to retain John Yates and Tom Corley (the "Officers") on its payroll for a period of six months if they agreed that the Company would have no obligation to pay them severance after such period. The six month period for John expires on August 31, 2003 and the six month period for Tom expires September 30, 2003. The Company does not have the resources to continue the Officers on the payroll after the expiration of the six month period; however, as a result of some positive opportunities that have been presented to PrivilegeOne recently, the Officers have indicated that they would be willing to serve as unpaid officers of the Company and PrivilegeONE if a mutually satisfactory profit sharing arrangement can be made with regard to the PrivilegeOne operation.

                         SUMMARY OF PROPOSED ARRANGEMENT

1. The Officers continue to serve as officers of the Company and PrivilegeOne without salary or benefits (except Director & Officer liability insurance) and will continue to pursue business opportunities for PrivilegeOne. They will be responsible for their own expenses.

2. The Officers will be entitled to 25% of the "Net Profit" attributable to any PrivilegeONE business arrangement with a party that they introduce to the Company, including any parties that they have previously introduced, such as World Omni Financial, Gulf States Toyota, Roy Speed Ross, etc. Parties previously introduced by the Officers will be set forth on a list approved by the Company and the Officers. The right to participate in the Net Profit will last for a period of two years. The Company will have the right to terminate the arrangement if the Officers are not using reasonable efforts to promote the PriviligeONE program during the two year period.

3. The term "Net Profit" will mean gross revenues attributable to the PrivilegeOne business arrangement less direct expenses and a charge for corporate overhead. The corporate overhead charge will be calculated on the basis of hours expensed by Company personnel on PrivilegeOne business brought to the Company by the Officers.

4. The Company will be free to pursue opportunities for PrivilegeOne other than those presented by the Officers. The Officers will not participate in the profits generated by these other opportunities.

5. The Officers will provide a report to the Company's management twice per month regarding PrivilegeOne's activities.

6. If during the two year period of the arrangement, the PrivilegeOne business is sold to a party introduced by the Officers, the Officers will participate in 25% of the proceeds over

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     a specified threshold (which will be based upon the Company's total investment in the PrivilegeOne project).

7. The Officers will have no authority to bind the Company or PrivilegeOne without the written approval of another Company officer.




















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